EXHIBIT 99.1

Vanguard Reports First Quarter Results

NASHVILLE, Tenn. – November 8, 2006 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the first quarter ended September 30, 2006.

Total revenues for the quarter ended September 30, 2005, were $634.9 million, an increase of $29.3 million or 4.8% from the prior year quarter.  Patient service revenues and health plan premium revenues increased $18.4 million and $10.9 million, respectively, from the prior year quarter. The quarter over quarter increase in patient service revenues primarily resulted from a 6.6% increase in patient revenues per adjusted hospital discharge from continuing operations. The quarter over quarter increase in health plan premium revenues resulted primarily from our new Medicare and Medicaid dual eligible health plan in Arizona that began enrollee coverage on January 1, 2006.

For the quarter ended September 30, 2006, Vanguard reported a loss from continuing operations of $2.9 million compared to income from continuing operations of $8.9 million during the prior year quarter. Salaries and benefits increased quarter over quarter due to additional staffing and orientation costs associated with the opening of approximately 120 new beds during the current year quarter and our investment in increased nurse recruitment, retention and education programs in order to offset increased utilization of contract labor in the future. The startup of Vanguard’s new Medicare Advantage Plan during January 2006 and higher claims experience at its existing plans resulted in quarter over quarter increased medical claims expense. Quarter over quarter depreciation and amortization increased due to the completion of major capital projects. Quarter over quarter net interest expense increased due to the completion of major capital projects, our term loan borrowing during September 2005, and higher interest rates on variable rate debt. For the quarter ended September 30, 2006, Vanguard incurred a net loss of $7.7 million compared to net income of $7.3 million during the prior year quarter. The significant decrease was due to the decrease in earnings from continuing operations previously discussed and a quarter over quarter increase in loss from discontinued operations (net of taxes) of $3.2 million. The operations of Vanguard’s California hospitals that were sold on October 1, 2006 (see further discussion below) were classified as discontinued operations for the quarters ended September 30, 2005 and 2006.

Adjusted EBITDA was $54.3 million for the quarter ended September 30, 2006, a decrease of $11.0 million or 16.8% from the prior year quarter.  A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the quarters ended September 30, 2005 and 2006 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended September 30, 2006 reflect a 1.5% increase in discharges from continuing operations and a 1.9% decrease in hospital adjusted discharges from continuing operations compared to the prior year quarter. The increase in quarter over quarter discharges is primarily attributable to a greater quantity of lower acuity inpatient cases. Demand for higher acuity services in our markets remains weak due to general patient wellness, competitive pressures and other factors. Emergency room visits from continuing operations were substantially the same quarter over quarter.  Outpatient surgeries from continuing operations decreased by 2.3% quarter over quarter primarily as a result of Vanguard’s sale of a majority of its partnership interests in an outpatient surgery center in San Antonio to an independent third party in October 2005.

Net cash provided by operating activities was $2.2 million for the quarter ended September 30, 2006 compared to net cash used in operating activities of $28.6 million for the prior year quarter. The improvement in operating cash flows was primarily attributable to the stabilization of payments of liabilities during the current year quarter and a $23.8 million decrease in interest payments as a result of the timing of the semi-annual interest payment for the 9.0% senior subordinated notes. Cash used in investing activities decreased by $31.2 million during the quarter ended September 30, 2006, primarily due to a quarter over quarter decrease in capital expenditures related to our significant expansion projects in San Antonio and Arizona. Net cash from financing activities decreased significantly during the quarter ended September 30, 2006 as a result of Vanguard’s term loan borrowings totaling $175.0 million during September 2005.

As previously disclosed, on October 1, 2006, certain subsidiaries of Vanguard completed the sale of the fixed assets and a portion of the working capital of its three hospitals in California to subsidiaries of Prime Healthcare Services, Inc. for net proceeds of approximately $40.0 million. Cash proceeds were approximately $37.0 million with the remaining $3.0 million placed into an escrow account payable to Vanguard’s respective subsidiaries on July 2, 2007. Vanguard expects additional net cash proceeds of approximately $12.8 million related to retained working capital. Vanguard intends to use the net proceeds of this sale for capital expenditures and other general corporate purposes.

“The industry pressures discussed during the past few quarters continued to impact our operating results during the first quarter of our new fiscal year,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer. “The competition to attract the best physicians and nurses remains intense, and shifts in patient acuity and payer mix in the markets we serve affected our volumes and profitability. With the sale of our underperforming California hospitals behind us, we can focus all of our efforts on improving the operating results of our remaining markets. We remain confident that as demand for healthcare services recovers, our ongoing quality and service line expansion initiatives will position us for long-term success.”

Vanguard will host a conference call for investors at 11:00 am EST on November 9, 2006. All interested investors are invited to access a live audio broadcast of the call, via webcast. The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on First Quarter Webcast or at http://www.visualwebcaster.com/event.asp?id=36156. If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com. To access the replay, click on First Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 16 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas; and Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended September 30,

	2005		2006

Patient service revenues	$519.5	85.8%	$537.9	84.7%
Premium revenues	86.1	14.2	97.0	15.3

Total revenues	605.6	100.0	634.9	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.3 for each period presented)	246.1	40.6	268.2	42.3
Supplies	98.9	16.3	103.5	16.3
Medical claims expense	59.4	9.8	71.7	11.3
Provision for doubtful accounts	46.5	7.7	42.1	6.6
Purchased services	30.6	5.0	34.5	5.4
Rents and leases	7.9	1.3	9.3	1.5
Other operating expenses	51.2	8.5	51.6	8.1
Depreciation and amortization	23.3	3.9	29.4	4.6
Interest, net	24.7	4.1	29.9	4.7
Other	1.5	0.2	(0.8)	(0.1)

Total costs and expenses	590.1	97.4	639.4	100.7

Income (loss) from continuing operations before income taxes	15.5	2.6	(4.5)	(0.7)
Income tax expense (benefit)	6.6	1.1	(1.6)	(0.2)

Income (loss) from continuing operations	8.9	1.5	(2.9)	(0.5)
Discontinued operations, net of taxes	(1.6)	(0.3)	(4.8)	(0.7)

Net income (loss)	$7.3	1.2%	$(7.7)	(1.2)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended September 30,

	2005	2006

Net income (loss)	$7.3	$(7.7)
Interest, net	24.7	29.9
Income tax expense (benefit)	6.6	(1.6)
Depreciation and amortization	23.3	29.4
Minority interests	0.7	0.7
Equity method income	(0.6)	(0.3)
Stock compensation	0.3	0.3
Loss (gain) on sale of assets	0.1	(2.5)
Monitoring fees	1.3	1.3
Discontinued operations, net of taxes	1.6	4.8

Adjusted EBITDA (a)	$65.3	$54.3

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, equity method income or loss, stock compensation, debt extinguishment costs, merger expenses, gain or loss on sale of assets, monitoring fees and discontinued operations.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

		(Unaudited)
	June 30, 2006	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$123.6	$95.1
Accounts receivable, net of allowance for uncollectible accounts of approximately $103.5 and $108.5 at June 30, 2006 and September 30, 2006, respectively	294.1	316.2
Inventories	45.3	46.6
Assets held for sale	52.1	47.2
Prepaid expenses and other current assets	45.9	42.7

Total current assets	561.0	547.8

Property, plant and equipment, net	1,159.5	1,154.4
Goodwill	812.8	812.8
Intangible assets, net	69.0	68.8
Investments in unconsolidated subsidiaries	8.2	8.3
Other assets	40.0	46.0

Total assets	$2,650.5	$2,638.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151.8	$141.2
Accrued salaries and benefits	78.5	65.9
Accrued health claims	44.0	46.6
Accrued interest	13.3	26.4
Other accrued expenses and current liabilities	72.1	67.4
Current maturities of long-term debt	8.3	8.2

Total current liabilities	368.0	355.7
Minority interests in equity of consolidated entities	9.4	9.6
Other liabilities	73.0	77.8
Long-term debt, less current maturities	1,510.9	1,513.3
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	643.7	643.9
Retained earnings	45.5	37.8

Total liabilities and stockholders’ equity	$2,650.5	$2,638.1

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three months ended September 30,

	2005	2006

Operating activities:
Net income (loss)	$7.3	$(7.7)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Loss from discontinued operations	1.6	4.8
Depreciation and amortization	23.3	29.4
Provision for doubtful accounts	46.5	42.1
Deferred income taxes	4.9	(1.8)
Amortization of loan costs	1.0	1.1
Accretion of principal on senior discount notes	3.7	4.1
(Gain) loss on sale of assets	0.1	(2.5)
Stock compensation	0.3	0.3
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(48.4)	(59.2)
Inventories	(0.6)	(1.2)
Prepaid expenses and other current assets	(1.3)	(5.5)
Accounts payable	(45.6)	(4.6)
Accrued expenses and other liabilities	(20.7)	1.3

Net cash provided by (used in) operating activities – continuing operations	(27.9)	0.6
Net cash provided by (used in) operating activities – discontinued operations	(0.7)	1.6

Net cash provided by (used in) operating activities	(28.6)	2.2
Investing activities:
Acquisitions, including working capital settlement payments	(0.4)	–
Capital expenditures	(60.3)	(37.2)
Proceeds from asset dispositions	–	6.5
Purchases of short-term investments	(30.0)	(30.0)
Sales of short-term investments	30.0	30.0
Other	1.2	2.6

Net cash used in investing activities – continuing operations	(59.5)	(28.1)
Net cash used in investing activities – discontinued operations	(0.3)	(0.5)

Net cash used in investing activities	(59.8)	(28.6)
Financing activities:
Proceeds from long-term debt	175.0	–
Payments of long-term debt and capital leases	(23.5)	(2.1)
Payments of loan costs and debt termination fees	(0.5)	–

Net cash provided by (used in) financing activities	151.0	(2.1)

Net increase (decrease) in cash and cash equivalents	62.6	(28.5)
Cash and cash equivalents, beginning of period	79.2	123.6

Cash and cash equivalents, end of period	$141.8	$95.1

Net cash paid for interest	$38.4	$14.6

Net cash paid for income taxes	$0.3	$0.4

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended September 30,

	2005	2006	% Change

Number of hospitals at end of period	16	16
Licensed beds at end of period	4,066	4,292
Discharges	41,745	42,387	1.5%
Adjusted discharges-hospitals	69,080	67,747	(1.9)%
Average length of stay	4.23	4.25	0.5%
Patient days	176,555	180,174	2.0%
Adjusted patient days-hospitals	292,165	287,969	(1.4)%
Patient revenue per adjusted discharge-hospitals	$7,055	$7,519	6.6%
Outpatient surgeries	19,856	19,405	(2.3)%
Emergency room visits	146,595	146,788	0.1%

Charity care as a percent of patient
service revenues	3.1%	4.4%

Provision for doubtful accounts as a percent
of patient service revenues	8.9%	7.8%

Net patient revenue payer mix:
Medicare	27.3%	24.9%
Medicaid	8.2%	9.4%
Managed care	51.9%	55.4%
Commercial	1.2%	0.7%
Self pay	11.4%	9.6%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131